Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made and entered into as of March 1, 2026 (the “Effective Date”), by and between American Fusion Inc., a Texas corporation (the “Company”), and Brent Nelson, an individual (the “Consultant”). The Company and the Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to retain the Consultant to provide executive leadership, strategic business development, transaction sourcing and execution, financing strategy, corporate growth, investor-facing leadership, public company strategy, and related executive consulting services in connection with the Company’s business and long-term strategic development;

WHEREAS, the Company desires for Consultant to serve as the Company’s Executive Chairman pursuant to this Agreement, and Consultant is willing to serve in such capacity;

WHEREAS, the parties acknowledge and agree that the Consultant, in serving as Executive Chairman of the Company, acts in a fiduciary capacity to the Company and its stockholders, and the parties desire that the protections, indemnification rights, and other provisions set forth herein apply fully to such service;

WHEREAS, the parties acknowledge and agree that Consultant is not being engaged as an employee of the Company, and that this Agreement reflects an independent contractor relationship on a 1099 basis, separate and apart from any current employment arrangement, provided that the parties acknowledge the possibility of a future transition to a formal employee executive relationship under a separate written agreement if mutually agreed;

WHEREAS, the Company desires to compensate Consultant through a monthly cash retainer, together with the possibility of discretionary bonuses as approved by the Company;

WHEREAS, the parties desire to set forth the terms and conditions of such engagement in writing, including confidentiality, indemnification, expense reimbursement, and other protections applicable to Consultant in his fiduciary and executive capacity, and the Company’s commitment to use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance coverage covering Consultant in his capacity as Executive Chairman as soon as commercially practicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	APPOINTMENT OF CONSULTANT. The Company hereby appoints Consultant, and Consultant hereby accepts such appointment, to provide consulting and executive services to the Company on a non-exclusive basis during the Term of this Agreement, subject to the terms and conditions set forth herein.

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In connection with such engagement, Consultant shall serve as the Company’s Executive Chairman for the duration of the Term, or until earlier resignation or removal in accordance with applicable law and the Company’s governing documents.

The parties acknowledge and agree that Consultant’s service as Executive Chairman is undertaken pursuant to this Agreement in a consulting and fiduciary executive capacity and does not create an employment relationship unless and until superseded by a separate written employment agreement.

Consistent with Consultant’s role as Executive Chairman and controlling stockholder of the Company, Consultant shall have authority to act on behalf of and bind the Company in the ordinary course consistent with his executive authority, subject to applicable law, the Company’s governing documents, and any limitations imposed by the Board of Directors.

2.	CONSULTANT SERVICES. Consultant, in his capacity as an independent contractor acting as Executive Chairman, will provide services to the Company during the Term when and as reasonably requested by the Company or as otherwise appropriate consistent with Consultant’s executive role. Said Services shall include, but not be limited to, the following:

a)	Executive leadership and strategic oversight relating to the Company’s corporate development, growth initiatives, financing strategy, public company positioning, and long-term business objectives;

b)	Business development, strategic partnership development, commercial relationship building, transaction origination, and corporate opportunity sourcing on behalf of the Company;

c)	Leadership and support relating to mergers, acquisitions, strategic investments, joint ventures, licensing arrangements, business combinations, and other strategic transactions;

d)	Executive-facing investor, stakeholder, market, and institutional relationship management, including positioning the Company with strategic counterparties, financing sources, industry participants, and commercial partners;

e)	Strategic support relating to capital formation initiatives, financing alternatives, corporate growth opportunities, and transaction structuring, provided that Consultant shall not engage in activities requiring broker-dealer registration unless separately authorized and appropriately licensed;

f)	Leadership and coordination with executive management, attorneys, auditors, accountants, investor relations professionals, financing sources, and other service providers in furtherance of the Company’s strategic objectives;

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g)	Executive leadership, public-facing representation, strategic communications, and implementation of Board-approved initiatives consistent with Consultant’s role as Executive Chairman; and

h)	Such other executive, strategic, leadership, business development, and transaction-related services as may be reasonably appropriate consistent with Consultant’s role.

The Company acknowledges that Consultant will serve primarily in an executive leadership, business development, strategic transaction, and public company growth capacity. Consultant’s service as Executive Chairman is undertaken pursuant to this Agreement in a consulting and fiduciary executive capacity as set forth herein.

3.	COMPENSATION TO CONSULTANT. As full and complete consideration for the services to be rendered by Consultant during the Term, the Company shall compensate Consultant in accordance with this Section 3.

3.1.	Monthly Retainer. As full and complete consideration for the consulting and consulting services to be rendered by Consultant during the Term, the Company shall pay Consultant a monthly cash retainer of Fifteen Thousand Dollars (US$15,000) (the “Retainer”), payable in advance on the first (1st) day of each calendar month during the Term.

3.2.	Initial Payment. The first monthly Retainer payment shall be deemed earned as of March 1, 2026 and shall be due immediately upon execution of this Agreement if not previously paid.

3.3.	Discretionary Bonuses. The Company may, in its sole and absolute discretion, award Consultant additional compensation or bonuses from time to time in recognition of services rendered, milestones achieved, transactions completed, or other extraordinary contributions. Any such bonus may be paid in cash or other consideration as approved by the Company and documented in writing. Any such bonus may include equity compensation, cash compensation, or other consideration as approved by the Board of Directors or otherwise authorized in accordance with the Company’s governing documents.

3.4.	No Equity Compensation. The parties acknowledge and agree that Consultant’s compensation under this Agreement is intended to be cash-based only, Except as may be approved in a separate written instrument or Board authorization, Consultant shall not be entitled to any stock, options, warrants, or other equity compensation under this Agreement.

CONSULTANT’S OPINIONS, ADVICE AND CONFIDENTIALITY.

The Company acknowledges that all financial and corporate Consulting Services (written or oral) given by Consultant to the Company in connection with Consultant’s engagement are intended solely for the benefit and use of the Company, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Consultant given specifically and exclusively to the Company pursuant to this Agreement, and no such opinion or advice shall be used in any other manner or for any other purpose, nor may the Company make any public references to Consultant, or use the Consultant’s name in any annual reports or any reports or releases of the Company, without the Consultant’s prior written consent.

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The Consultant acknowledges that Consultant shall keep in confidence any information that the Company provides to Consultant pursuant to this Agreement. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant;

(ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Consultant in the normal and routine course of his own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Consultant by laws, rule or regulators. If Consultant is requested or required to disclose any information supplied to it by the Company, Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

TERM OF AGREEMENT; TERMINATION: EFFECT THEREOF. The term of this Agreement shall be for six (6) months commencing on March 1, 2026 (the “Initial Term”) and shall automatically renew for successive six (6) month periods unless either party provides written notice of non-renewal at least thirty (30) days prior to the expiration of the then-current term, unless otherwise mutually agreed by the parties. Either party may terminate the Agreement for Cause during any term by providing the other party with 30 days written notice of termination for Cause. Cause shall be defined as either Consultant or any officer, director or control person of the Company being, subsequent to execution of this Agreement, indicted, arrested or convicted by any court of any U.S. state or The United States of America or censured, barred or otherwise formally disciplined by the SEC, FINRA or any U.S. state securities commissioner. If the Agreement is terminated for Cause by either party prior to the six-month anniversary of this Agreement, the Consultant shall retain a prorated portion of the fully earned compensation for services rendered up to the date of termination, calculated on a 365-day year. If termination for Cause occurs after the six-month anniversary, the Consultant shall retain the entire Compensation.

EXPENSES. Each of the parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Consultant may incur out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Consultant within fifteen days of Consultant presenting an invoice for such expenses, as long as such expenses are approved by the Company in advance.

INDEPENDENT CONTRACTOR. Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Consultant and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

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NO AGENCY CREATED. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

INDEMNIFICATION AND DIRECTORS’ & OFFICERS’ INSURANCE. The Company’s indemnification obligations to Consultant and to Brent Nelson, including in his capacity as Chief Executive Officer of the Company, shall be as set forth in Exhibit A attached hereto and incorporated herein by reference. The provisions of Exhibit A are intended to provide comprehensive indemnification, advancement of expenses, and related protections to the fullest extent permitted by applicable law and shall survive the termination or expiration of this Agreement.

The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering Brent Nelson in his capacities as Chief Executive Officer and as a consultant to the Company, on terms no less favorable than those provided to similarly situated officers and directors of the Company, as soon as commercially practicable following the Effective Date. The Company shall not materially reduce or eliminate such coverage during the Term without providing prior written notice to Consultant..

NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:	American Fusion Inc. 401 N Carroll Ave., Ste. 192 Southlake, TX 76092

If to the Consultant:	Brent Nelson 401 N Carroll Ave., Ste. 192 Southlake, TX 76092

ASSIGNMENT. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

CONFLICTING AGREEMENTS. Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

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NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates with respect to the subject matter of this Agreement.

PARAGRAPH HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in paragraph 11 of this Agreement.

ATTORNEY'S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

AUTHORIZED AGENT. The persons executing this Agreement on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

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COUNTERPARTS, TELEFACSIMILE, OR ELECTRONIC SCAN. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile or electronic scan of this Agreement may be relied upon as full and sufficient evidence as an original.

{Signature Page Follows}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

American Fusion Inc.:

By:	/s/ Richard Hawkins
Richard Hawkins, CEO

Consultant

By:	/s/ Brent Nelson
Brent Nelson

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EXHIBIT A

Indemnification

The Company agrees that it shall indemnify and hold harmless Consultant, its members, managers, officers, employees, agents, affiliates, and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any Indemnified Party performing the services contemplated hereunder , including in connection with Brent Nelson’s service as Chief Executive Officer of the Company; provided, however, the Company will not be liable, or shall not be obligated to indemnify or hold harmless, to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from Consultant's gross negligence or bad faith in performing such services. If a legal or regulatory action is brought against the Consultant in an official capacity, the Company shall retain a tier 1 law firm to defend the Consultant. Without limiting the foregoing, the indemnification provided herein shall apply to claims arising from acts or omissions undertaken by Brent Nelson in his capacity as Executive Chairman of the Company or as Consultant.

In addition to and without limitation of their entitlement to indemnification to the extent provided by the Exhibit A hereof, solely with respect to the Consultant, each Indemnified Party shall continue to be entitled to indemnification with respect to claims and proceedings that relate to or arise from any Prior Acts or Matters that occurred prior to the Effective Date.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and Consultant on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Consultant on the other, but also the relative fault of the Company and Consultant; provided, however, in no event shall the aggregate contribution of Consultant and/or any Indemnified Party be in excess of the net compensation actually received by Consultant and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

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In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of Consultant's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets. These indemnification provisions shall survive any termination of the Agreement for a period of two (2) years.

American Fusion Inc.:

By:	/s/ Richard Hawkins
Richard Hawkins, CEO

Consultant

By:	/s/ Brent Nelson
Brent Nelson

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